Exhibit 99.1

The Zcash ETF (Ticker: ZCSH), Built By Grayscale, Announces Completion of 3-for-1 Share Split

Shareholders of record received three post-split shares for every one pre-split share of ZCSH they owned

STAMFORD, Conn., Sept. 30, 2026 (GLOBE NEWSWIRE) -- The Zcash ETF (Ticker: ZCSH) (the “Fund”), built by Grayscale, today announced the completion of its previously announced 3-for-1 forward share split (the "Forward Split"). The Forward Split became effective prior to market open today, September 30, 2026 (the "Effective Date"), and the Fund's shares began trading on a post-split basis on the Effective Date.

Shareholders of record as of market close on September 28, 2026 received two additional shares for every one pre-split share of ZCSH held, distributed after market close on September 29, 2026. As a result, every one pre-split share of ZCSH became three post-split shares, each representing ownership of approximately one-third of the net asset value (“NAV”) per share of a pre-split share. The Forward Split did not change the total value of a shareholder's investment.

Following the Forward Split, the Fund's shares continue to trade on NYSE Arca, Inc. under the symbol “ZCSH,” and the Fund's CUSIP number remains unchanged.

Illustration of Forward Share Split

The following table shows the effect of the 3-for-1 share split:

Period	Number of Shares Owned	Hypothetical NAV per Share	Value of Shares
Pre-Split	10	$300	$3,000
Post-Split	30	$100	$3,000

For illustrative purposes only

For more information visit TheZcashETF.com

The Zcash ETF (the "Fund"), an ETP is not an investment company registered under the Investment Company Act of 1940 ("40 Act"), and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. An investment in ZCSH is subject to significant risk, heightened volatility, and is not suitable for an investor that cannot afford the loss of the entire investment. An investment in the Fund is not a direct investment in ZEC.

About Grayscale

Grayscale is the world’s largest digital asset-focused investment platform with a mission to make digital asset investing simpler and open to all investors. Founded in 2013, Grayscale has been at the forefront of bringing digital assets into the mainstream. The firm has a long history of firsts, including launching the first Bitcoin and Ethereum exchange traded products in the United States. Grayscale continues to pioneer the asset class by providing investors, advisors, and institutional allocators with access to a broad range of digital assets through a comprehensive suite of investment products spanning ETFs, private funds, and diversified strategies. For more information, please follow @Grayscale or visit grayscale.com.

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This information must be preceded or accompanied by a The Zcash ETF prospectus, which may be obtained by clicking here. Please read the prospectus carefully before Investing.

Investing in digital assets involves significant risk and heightened volatility, including possible loss of principal. An investment in the Fund is not suitable for all investors, may be deemed speculative and is not intended as a complete investment program. An investment should be considered only by persons who can bear the risk of total loss associated with an investment in the Fund.

This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to Change.

This press release is not an offer to sell or the solicitation of an offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

Extreme volatility of trading prices that many digital assets have experienced in recent periods, and may continue to experience, could have a material adverse effect on the value of the Fund and the shares could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of the Fund depends on the acceptance of digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets.

Foreside Fund Services, LLC is the marketing agent for ZCSH.

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